Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Melissa Zona (314) 674-5555 Investors: Susannah Livingston (314) 674-8914

Solutia to Present at Jefferies Annual Global Industrial and
A&D Conference on August 11th
ST. LOUIS, August 4, 2010 -- Solutia Inc. (NYSE: SOA), a leading global performance materials and specialty chemicals company, today announced that Jeffry N. Quinn, chairman, president and CEO, will address investors at the Jefferies Annual Global Industrial and A&D Conference at 11:00 a.m. EST on Wednesday, August 11, 2010, in New York, N.Y.  A live webcast of the presentation, along with the slides and replay will be available on the investor section of Solutia’s website http://www.Solutia.com.
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Forward Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "may," "will," "intends," "plans," "estimates" or "anticipates," or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management's current expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia's most recent Annual Report on Form 10-K, including under "Cautionary Statement About Forward Looking Statements" and "Risk Factors", and Solutia's quarterly reports on Form 10-Q.  These reports can be accessed through the "Investors" section of Solutia's website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile

Solutia is a market-leading performance materials and specialty chemicals company.  The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and Vistasolar® ethylene vinyl acetate films for photovoltaic module encapsulation;  LLumar®, Vista™,  EnerLogic™, FormulaOne®, Gila®, V-KOOL®, Hüper Optik®, IQue™, Sun-X® and Nanolux® aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids.  Solutia’s businesses are world leaders in each of their market segments.  With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations.  More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
08/04/10